OurPet's Company is a leading proprietary pet supply company that designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products under the OurPets® and Pet Zone® Brands in U.S. and international markets.

Market	OTCQX
Ticker symbol	OPCO
At June 30th 2017:	
Share price	$1.55
P/E Ratio	13.9
Market capitalization	$32.3
Price/Book Ratio	2.8x
Prices/Sales Ratio	1.14

Dollars in millions, except share price.

Three Months Ended June 30, 2017

- Net revenue increased 13.7% to $6.2 million
- Gross profit margin of 30.6%
- Net income increased 59.5% to $246,619
- Earnings per diluted share of $0.01

Quarterly Highlights

- Grew E-Commerce sales by 78% to $1.0 million for the 2nd quarter.
- Announced opening of bonded warehouse in China's Free Trade Zone as well as partnership with new Chinese Distributor
- Designer Diner/Barking Bistro 3 height adjustable feeder becomes #1 seller in elevated feeder category

Market Trends

U.S. Pet Industry

- 3rd largest consumer market ($81.4 billion in 2015)
- Forecast (CAGR) of 4.5% through 2021
- 84.6 million or 68% of households own a pet
- Of the 84.6 million households, 48% own at least one dog and 38% own at least one cat
- Industry is generally recession resistant

Pet Accessories and Treatments Categories

- Nonfood pet supplies at 20% of U.S. pet industry annual sales
- Category sales estimated to be $16.5 billion
- Forecast CAGR of 3.1% through 2020
- Pets are living longer: 31.8% of dogs and 21.3% of cats are "seniors"

Key Markets

- Pet Specialty
- Food, Drug & Mass
- E-commerce

Dual Brand Strategy

- OurPets® products sold exclusively through the Pet Specialty channel consumer
- OurPets® satisfies demands of Pets Specialty Consumer
  - Wide variety of premium, innovative, quality toy and accessories
  - Specially-designed to awaken a pet's natural instincts
  - Dedicated trade and consumer support

- Pet Zone® is sold through the Food/Drug/Mass Merchandise channel
- Pet Zone® satisfies the demands of the Multi-Outlet consumer
- Multi-Outlet consumer
  - Pet Specialty quality products at affordable prices
  - Value-added features that go beyond fun and functionality
- Dedicated consumer support

Annual Net Revenue
$millions



CAGR 7%
$17.1
$19.7
$20.2
$21.6
$22.8
$27.1
$28.2
2010
2011
2012
2013
2014
2015
2016
2017

Annual Net Income
$thousands



CAGR 11%
$987
$121
$199
$1,071
$769
$1,336
$2,144
2010
2011
2012
2013
2014
2015
2016
2017*

* Trailing Twelve Months

Strategic Product Categories:

Feline Waste Management Solutions



Interactive Cat & Dog Toys



Healthy Feeding Systems



Proprietary Products

OurPet's Company has been granted or assigned 92 United States and international patents for cat and dog toys, dog feeders and natural and nutritional pet supplements and treats plus 70 United States and international patents pending for cat and dog toys, dog feeders and waste management products.

*Source: APPA2016/Packed Facts U.S. Market Outlook 2016 - 2017

OURPET'S COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months ended June 30,		For the Six Months ended June 30,	
	2017	2016	2017	2016
Net revenue	$ 6,183,800	$ 5,436,902	$ 12,720,610	$ 11,612,887
Gross profit	1,893,818	1,571,844	4,018,586	3,403,701
Income from operations	296,185	227,702	777,072	642,972
Income before income taxes	268,980	207,245	718,069	616,684
Income tax (expense)	22,361	52,611	88,073	195,470
Net income	$ 246,619	$ 154,634	$ 629,996	$ 421,214
Diluted Earnings Per Common Share After Dividend Requirements For Preferred Stock:				
Net Income	$ 0.01	$ 0.01	$ 0.03	$ 0.02
Weighted average number of common shares outstanding used to calculate basic earnings per share	18,276,189	17,657,516	18,043,671	17,643,936
Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	18,922,288	18,277,336	18,691,913	18,250,885

Business Model: Pet Knowledge + Technical Knowledge = Innovation

Strong R&D and Patents

- Focus on functional and solution based products
- Products are brought to market after careful investment in both behavioral research and technology research
- Aversion to developing "me too" commodity products
- Formidable patent fencing process to secure inimitability versus the competition

Positioning with Leading Retailers

- Strong sell-through history with retailers such as Wal-Mart, PetSmart and Petco
- Private label business helps maintain shelf space within pet specialty retailers
- #1 ranking within product category position at Amazon
- Broad retail presence across pet specialty and food, drug & mass retailers, as well within e-commerce

Specific Pet Industry Trend

- Consolidation of vendors within leading retailers
- The humanization of pets is increasing to where people are treating "pets as family"
- Growth in Toys & Accessories continue
- The Waste & Odor control market represents a particularly attractive, growing segment

Sales Channels/ Customer examples

Pet Specialty

- Petco
- PetSmart
- Pet Supermarket
- Pet Supplies Plus
- Pet Valu
- Pet Sense
- Mondou

Food, Drug & Mass

- Kroger
- Publix
- C&S Grocers
- Meijer
- Kmart
- Wal-Mart

E-Commerce

- Amazon.com
- Chewy.com
- Drsfostersmith.com
- PetSmart.com
- Target.com
- Walmart.com

"We are pleased with our strong operating performance driven by the record 78% revenue growth in E-Commerce sales during the second quarter. The retail consumer preference landscape is changing rapidly as consumers move towards the user-friendly internet environment and OurPet's will continue to invest significant resources in order to ensure that we are well positioned to capitalize on this trend in the future."

– Dr. Steven Tsengas, Chairman and CEO

1300 East Street, Fairport Harbor, Ohio 44077
1.800.565.2695 • 440.354.6500 • Fax: 440.354.9129 • www.ourpets.com
Public Company Symbol: OTCQX: OPCO • Member of APPA • NASC • RILA

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